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                                                                     EXHIBIT 4.2

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Primer Convenio Modificatorio al Convenio Maestro Post-Escision celebrado, por una parte, Telefonos de Mexico, S.A. de C.V. (en lo sucesivo "Telmex"), representada en este acto por su Director de Finanzas y Administracion, Adolfo Cerezo Perez, y, por la otra parte, America Movil, S.A. de C.V., representada en este acto por su Director General, Daniel Hajj Aboumrad (en lo sucesivo "America Movil"), de acuerdo con las siguientes declaraciones y clausulas:

                                  DECLARACIONES

I.   Declaran las partes, por conducto de sus representantes, que:

I.1. Con fecha 18 de enero de 2001, celebraron un Convenio Maestro Post-Escision (el "Convenio Post Escision"), por virtud del cual, entre otros acuerdos,
     ----------------------
ciertos servicios legales, financieros, contables, de relaciones con inversionistas y otros de cualquiera otra indole que solicite America Movil o cualquiera de sus subsidiarias a Telmex o a cualquiera de sus subsidiarias en los terminos de dicho Contrato.

I.2. Con fecha 25 de septiembre de 2000 se llevo a cabo la Escision de Telmex resuelta por la Asamblea General Extraordinaria de Accionistas de Telmex de esa misma fecha (la "Asamblea").

I.3 En la Asamblea se resolvieron, entre otros puntos, que la Cuenta de capital de aportacion a que se refiere el segundo parrafo de la Fraccion II del Articulo 120 de la Ley del Impuesto sobre la Renta ("Cuca") de Telmex se transmitiera a
                                            ----
America Movil en la misma proporcion en que se le transmitio el capital social.

I.4. Es su voluntad modificar el Convenio Post Escision en los terminos que mas adelante se describen.

I.5 Sus representantes tienen la autoridad y facultades suficientes para celebrar el presente Convenio, las cuales no han sido limitadas ni modificadas en forma alguna.

                                    CLAUSULAS

Primera. Las partes convienen en modificar, con efectos a partir del 18 de enero de 2001, la Clausula 10.2 del Convenio Post Escision, a fin de que en lo sucesivo quede redactada de la siguiente manera:

     "10.2 Cuca: Las Partes hacen constar que en virtud de la Escision de
           ----
     Telmex, la Cuca no consolidada de Telmex se transmitiera a America Movil en la misma proporcion en que se le transmitio el capital social, por lo que se atribuye dicha cuenta a America Movil en la proporcion mencionada."

Segunda. Salvo por la modificacion acordada por virtud de la Clausula Primera que anteceden, los demas terminos y condiciones del Convenio Post Escision no se modifican y conservan por lo tanto, su misma fuerza y alcances legales.

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Tercera.  Este Convenio estara regido y sera ejecutado de conformidad con las leyes aplicables en la Ciudad de Mexico, Distrito Federal. Asi mismo, las partes, en caso de controversia, se someten a la jurisdiccion de los tribunales competentes del Distrito Federal, renunciando a cualquier fuero que por razon de su domicilio o por cualquier otra causa pudiese corresponderles.

     Este Convenio se firma por cada una de las partes en 2 (dos) tantos, cada uno de los cuales se considerara un solo documento original el dia 15 de marzo de 2001, en la Ciudad de Mexico, Distrito Federal.



TELEFONOS DE MEXICO, S.A. DE C.V.


Por: /s/Adolfo Cerezo Perez
    -----------------------------------------
Nombre: Adolfo Cerezo Perez
Cargo: Director de Finanzas y Administracion


AMERICA MOVIL, S.A. DE C.V.


Por: /s/Daniel Hajj Aboumrad
    ----------------------------------------
Nombre: Daniel Hajj Aboumrad
Cargo: Director General y Apoderado

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                                                      UNOFFICIAL TRANSLATION FOR
                                                      --------------------------
                                                       INFORMATION PURPOSES ONLY
                                                       -------------------------

First Amendment Agreement to the Post-Spin-Off Master Agreement entered into, on one part, by Telefonos de Mexico, S.A. de C.V. (hereinafter referred to as "Telmex"), represented in this act by its Finance and Management Director, Adolfo Cerezo Perez, and, on the other part, America Movil, S.A. de C.V. represented in this act by its General Director, Daniel Hajj Aboumrad (hereinafter referred to as "America Movil"), pursuant to the following statements and clauses:

                                   STATEMENTS

1.   The parties state, through their representatives, that:

I.1. On January 18, 2001, a Post-Spin-off Master Agreement was entered into (the "Post-Spin-Off Agreement") by virtue of which, among other agreements, certain
 -----------------------
legal, financing, accounting, relations with investors and other services of whatever kind were established as requested by America Movil or any of its subsidiaries to Telmex or any of its subsidiaries, were established in terms of said Agreement.

I.2. On September 25, 2000, the Telmex Spin-Off was carried out as resolved by the General Special Stockholders Meeting of that same date (the "Meeting").

I.3 Among other matters, the Meeting resolved that the Telmex capital contribution Account referred to under the second paragraph of Subparagraph II,
Article 120 of the Income Tax Law ("Cuca"), be transferred to America Movil in
                                    ----
the same proportion as its capital stock was transferred.

I.4 It is their will to amend the Post-Spin-Off Agreement under the terms described hereinafter.

I.5 Their representatives have the sufficient authority and powers, which have not been limited or amended in any way, to enter into the Agreement herein.

                                     CLAUSES

First. The parties agree to amend Clause 10.2 of the Post-Spin-off Agreement effective on January 18, 2001, in order that henceforth it shall be drafted and shall read as follows:

     "10.2 Cuca: The parties put on record that by virtue of Telmex Spin-Off,
           ----
the unconsolidated Telmex Cuca shall be transferred to America Movil in the same proportion as the capital stock was transferred, therefore, the mentioned account is attributed to America Movil in the mentioned proportion".

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Second.  Except for the amendment agreed upon by virtue of preceding First
Clause, the other terms and conditions of Spin-Off Agreement are not amended and maintain, therefore, their same legal force and consequences.

Third. This Agreement shall be governed and executed according to the applicable laws in the City of Mexico, Federal District. In addition, in case of controversy, the parties are subject to the jurisdiction of the competent courts of the Federal District, waiving any court that might correspond as per their domicile or any other cause.

     This Agreement is executed by each party in 2 (two) copies, each copy shall be considered one sole original document, on March 15, 2001, in the City of Mexico, Federal District.


TELEFONOS DE MEXICO, S.A. DE C.V.


By: /s/Adolfo Cerezo Perez
   ---------------------------------------
Name: Adolfo Cerezo Perez
Position: Finance and Administration Director


AMERICA MOVIL, S.A. DE C.V.


By: /s/Daniel Hajj Aboumrad
   ---------------------------------------
Name: Daniel Hajj Aboumrad
Position: General Director and Attorney in Fact